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(letterhead of Southern Natural Gas Company appears here)

SOUTHERN NATURAL GAS


                                  June 30, 1994

         Mr. Stephen J. Gunther
         Vice President-Gas Supply
             and Federal Regulation
         Atlanta Gas Light Company
         P.O. Box 4569
         Atlanta, Georgia 30302

Re:               Amendment to Letter Agreement dated
                  October 22, 1993 among and between
                  Southern Natural Gas Company,
                  Atlanta Gas Light Company and Chattanooga Gas Company

Dear Mr. Gunther:

         By letter agreement dated October 22, 1993, Atlanta Gas Light Company (Atlanta), Southern Natural Gas Company (Southern) and Chattanooga Gas Company (Chattanooga) agreed on certain terms and conditions with respect to the service elections of Atlanta and Chattanooga to be effective November 1, 1993. Such letter agreement shall be referred to throughout as the "Letter Agreement." In paragraph 6 of the Letter Agreement, Southern agreed that it would file with the Federal Energy Regulatory Commission ("Commission") for authorization to abandon by assignment and novation of its obligations to Atlanta a portion of the transportation service ("ANR Transportation Service") and storage service ("ANR Storage Service) Southern receives from ANR Pipeline Company ("ANR") and ANR
Storage Company, ("ANR Storage") respectively. Such portion of the transportation and storage service is attributable to service Southern provides on its system under its Rate Schedules CSS-1, CSS-2 and STS-1 on behalf of Atlanta. Atlanta has requested to amend the terms of paragraph 6 to the Letter Agreement to provide for the assignment and



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Mr. Stephen J. Gunther
June 30, 1994
Page 2 of 9

novation of the ANR Storage Service without the assignment and novation of the ANR Transportation Service. Southern is agreeable to such amendment subject to the terms and conditions set forth below.

In addition, at the time the Letter Agreement was executed, Southern intended to implement zone matrix rates as provided by the Commission's September 3, 1993 Order in Docket Nos. RS92-10-001, et al. Southern does not now have in effect zone matrix rates thereby requiring that the Letter Agreement be amended with respect to the commodity rates to be charged for the transportation to be performed by Southern under Rate Schedule STS-1. Further, on May 4, 1994, in Docket No. RP94-183-000, the Commission issued an order which required Southern to remove certain provisions in its Rate Schedule STS- 1 to provide for the transportation of third party gas to and from storage. The order also required Southern to proceed with a process under which Southern would assign its rights in the ANR Transportation Service and ANR Storage Service at the customer's election. The terms of this amendment reflect the terms applicable to an election by Atlanta to take assignment of the ANR Storage Service and/or ANR Transportation Service pursuant to the May 4 Order and under which Southern will reflect such election in its tariff filings complying with the May 4 Order, hereinafter the "Compliance Filings." Accordingly, in consideration of the mutual agreements and covenants contained herein, Southern, Atlanta and Chattanooga agree as follows:

1. Atlanta and Southern agree to the amendment of the last paragraph in paragraph 6 to the Letter Agreement such that Southern agrees to file with the Commission


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Mr. Stephen J. Gunther
June 30,1994
Page 3 of 9

an application or request in the Compliance Filings to abandon a percentage of the ANR Storage Service equal to that portion of the service received by Atlanta under Southern's Rate Schedules CSS-1 and CSS-2 pursuant to the 50-day and 100-day storage service agreements ("Storage Agreements") between Southern and ANR Storage Company dated January 31, 1979, and February 1, 1979. Further, Atlanta and Southern continue to understand that if the abandonment, assignment or novation is modified by the Commission and results in the allocation of GSR costs to the ANR Storage Service or the ANR Transportation Service, then Southern will seek authority from the Commission to rescind such abandonment, assignment or novation and reinstate the current service if requested by AGL in writing within fifteen (15) days of the date of the order of the Federal Energy Regulatory Commission (Commission) resulting in such allocation; provided however, that nothing contained herein shall obligate Southern to rescind such abandonment or assignment without approval from the Commission.

2. Upon execution of this amendment, receipt of consent from ANR Storage, and receipt of authorization from the Commission, Southern agrees to assign by execution of an assignment and novation agreement with Atlanta and ANR Storage those portions of the Storage Agreements applicable to services provided to Atlanta without assignment of the ANR Transportation Service. Southern's assignment of the Storage Agreements and Atlanta's acceptance of such assignment shall be conditioned on the occurrence of the following events:



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Mr. Stephen J. Gunther
June 30,1994
Page 4 of 9

(a) The amendment by Atlanta and Southern of the Storage Transportation Agreement dated June 1, 1979, as further described below in paragraph 3; and

(b) The receipt of authorization from the Commission acceptable to Southern and Atlanta under either specific authority or on a pregranted basis for authorization for Southern to abandon the ANR Storage Service by assignment to Atlanta and for authorization to amend Southern's Rate Schedule STS under the terms set forth below in paragraph 3; and

(c) The receipt of ANR Storage's affirmation and consent to such assignment and novation.

It is understood that a Commission authorization rendered as requested in 2(b) above which results in Atlanta having direct or indirect responsibility for transition costs, including GSR costs, of ANR that are not currently included in ANR's Rate Schedules X-115 and X-116, under which the ANR Transportation Service is performed, may not be acceptable to Atlanta.

3. In further consideration for the agreement herein, Southern and Atlanta agree to amend the Storage Transportation Agreement between Southern and Atlanta dated June 1, 1979, as follows:

(a) to include monthly payment by Atlanta to Southern of Atlanta's percentage of the MW Monthly Charge and the Michigan Wisconsin


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Mr. Stephen J. Gunther
June 30,1994
Page 5 of 9

Excess Charge set forth in Section 10.2(a) (iii) and Section 10.2(a)(iv), respectively, and the fuel gas charges set forth in Articles 4,5,6and 7 to the Exhibit B to Southern's Rate Schedules CSS-1 and CSS-2; and

(b) to state that it is understood and agreed that it is the intent of the parties that Southern will flow-through to Atlanta its percentage of any charges or surcharges attributable to that portion of the ANR Transportation Service provided to Atlanta and incurred by Southern under the ANR Transportation Service as provided in ANR Pipeline Company's Rate Schedules X-115 and X-116, or any applicable successor Rate Schedules.

4. Atlanta and Southern further agree that the commodity charge for service under Rate Schedule STS-1 shall be (i) the Zone 3 commodity charge (including applicable surcharges and fuel) set forth under Southern's Rate Schedule FT for that portion of the total volumes delivered to Atlanta at its Redelivery Points equal to the volumes delivered by Southern to ANR at Shadyside under Atlanta's Rate Schedule FT Service Agreements and those volumes which were delivered to ANR Storage for injection from pipeline sources other than Southern's system; and, (ii) the Zone 3 commodity charge (including applicable surcharges and fuel) under Southern's Rate Schedule IT for that portion of the total volumes delivered to Atlanta at its Redelivery Points equal to the volumes delivered by Southern to ANR at Shadyside under Atlanta's Rate Schedule IT Service Agreement. It is understood and agreed that nothing contained herein shall obligate Southern to transport



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Mr. Stephen J. Gunther
June 30,1994
Page 6 of 9

and deliver any quantities of gas under Rate Schedule STS-1 on behalf of Atlanta which exceed Atlanta's Winter Contract Quantity as set forth in Rate Schedule STS-1. During the winter withdrawal period, Southern shall allocate such withdrawal volumes under (i) and (ii) above on a prorata basis based on the ratio of volumes available for withdrawal under (i) and (ii) above. Southern shall use the gas accounting calculations of ANR Storage to determine the total volumes available for withdrawal. If during the Contract Year, defined under Rate Schedule STS-1, gas is withdrawn or released from the ANR Storage Service assigned to Atlanta (Assigned Storage Service), and the withdrawn or released storage gas is not delivered to Atlanta's Redelivery Points under the Storage Transportation Agreement (Off-System Volume), then Atlanta shall pay Southern a commodity charge equal to the effective summer period Zone 1 commodity rate under Southern's FT Rate Schedule applicable to that portion of the Off-System Volume attributable to Atlanta's deliveries to Southern at Shadyside during the relevant Contract Year (Shadyside Portion). The Shadyside Portion shall be determined in accordance with the following formula: SP = OS X (SV / TV) where "SP" is the Shadyside Portion; "OS" is the Off-System Volume; "SV" is the total volume available for withdrawal from the Assigned Storage Service as of November 1 of the Contract Year that was delivered by Atlanta to Southern at Shadyside, as adjusted to include subsequent deliveries to storage of gas that was delivered by Atlanta to Southern at Shadyside, if any, during the relevant winter withdrawal period; and "TV" is the total volume available for withdrawal from the Assigned Storage



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Mr. Stephen J. Gunther
June 30,1994
Page 7 of 9

Service as of November 1 of the Contract Year, as adjusted to include subsequent deliveries to storage, if any, during the relevant winter withdrawal period.

Atlanta agrees to calculate and inform Southern in writing of the OS, SV and TV volumes no later than 30 days following the end of a Contract Year. Atlanta agrees that Southern, at it sole cost and expense, shall have the right to audit Atlanta's books and accounts to verify the submitted OS, SV and TV volumes within one year from the date Atlanta submits such volumes to Southern. Atlanta stipulates and agrees that, in the event Southern implements separate production area rates or returns to a Zone Matrix Rate Design, such that production area costs are no longer reflected in the applicable zone of delivery commodity charge, or in the event Southern implements separate injection and withdrawal rates for transportation in and out of storage under its Rate Schedules FT-NN and CSS, Atlanta will not oppose paying the effective production-area commodity charge or injection charge for the transportation service to Shadyside, provided that each unit of storage gas transported by Southern in its production area is charged the applicable production area rate only one time, and provided further that for so long as such separate production area, injection or matrix rates are in effect the separate charges for the Shadyside Portion of the Offsystem Volumes as provided above will not apply.

5. The parties agree and acknowledge, (a) that Atlanta has waived the obligation by Southern under paragraph 6 of the Letter Agreement to file to amend its certificate to allow for the injection of third-party gas and to file to abandon the ANR Storage Service and ANR Transportation Service within 45 days of the date of the Letter Agreement; and



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Mr. Stephen J. Gunther
June 30,1994
Page 8 of 9

(b) that, instead, Southern will make any necessary filings as part of or in conjunction with the Compliance Filings required by the Commission's May 4 Order. Further, Southern and Atlanta each agree to pursue with due diligence receipt of the necessary consent from ANR Storage to assign the ANR Storage Service.

6. The parties agree that, except as expressly recited herein, no other terms or conditions of the Letter Agreement shall be considered amended or waived pursuant to this amendment and all other terms and conditions of the Letter Agreement shall remain in full force and effect. Please indicate your agreement to the terms of this amendment by executing this letter in the spaces provided below.

Very truly yours,

SOUTHERN NATURAL GAS COMPANY

By:      /S/ Jim J. Cleary

Its:     Vice President

Agreed to and accepted
as of this 13 day
of July 1994

ATLANTA GAS LIGHT COMPANY

By:      /S/  Stephen J. Gunther

Its:     Vice President


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Mr. Stephen J. Gunther
June 30, 1994
Page 9 of 9

Agreed to and accepted
as of this day
of             :

CHATTANOOGA GAS COMPANY
By:  /s/ Kenneth A. Royse
Its:     President